Exhibit 10.1

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Company Support Agreement”) is dated as of October 13, 2025, by and among Hegro Well PTE. Ltd., a Singapore private company (“Parent”), Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), and GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Parent is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the issued and outstanding Company Ordinary Shares (all such securities or other equity securities, together with any classes of the Company’s shares, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Parent during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Company Support Agreement, SPAC, the Company, PubCo and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share as of immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) one (1) Business Day after the First Merger Effective Date, Merger Sub will be merged with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), as a result of which (a) the Company shall continue as the surviving entity and as a wholly owned subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company Restricted Share, in each case as of immediately prior to the Second Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and PubCo Restricted Shares, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as a condition and inducement to SPAC and the willingness of Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto are entering into this Company Support Agreement for Parent to take certain actions as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
COMPANY SUPPORT AGREEMENT; COVENANTS

Section 1.1 Interim Period Lock-Up Provisions.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Parent shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Company Support Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of Parent, the Company or PubCo, (B) any Affiliates or family members of the officers or directors of Parent, the Company or PubCo, or (C) any direct or indirect partners, members or equity holders of Parent or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between Parent, the Company or PubCo, or (vi) to the Company or PubCo; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and PubCo agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve Parent or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.2 New Shares. In the event that (a) any Subject Securities are issued to Parent after the date of this Company Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Parent or otherwise, (b) Parent purchases or otherwise acquires beneficial ownership of any Subject Securities after the date of this Company Support Agreement, or (c) Parent acquires the right to vote or share in the voting of any Subject Securities after the date of this Company Support Agreement (such equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by Parent shall constitute Subject Securities and be subject to the terms of this Company Support Agreement to the same extent as if they constituted Subject Securities owned by Parent as of the date hereof.

Section 1.3 Binding Effect of the Business Combination Agreement. Parent hereby acknowledges that it has read the Business Combination Agreement and this Company Support Agreement and has had the opportunity to consult with its tax and legal advisors. Parent shall be bound by and comply with Sections 8.16 (Public Announcements) and 8.17 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Parent was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.4 Waiver of Dissenters’ Rights. Parent hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.5 Parent Agreements.

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought (including any action by written resolution), Parent shall (x) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other Company shares that Parent has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Parent’s Subject Securities:

(i) in favor of the Company Shareholder Matters (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Company Shareholder Approval (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Company Support Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Second Merger, (B) constitute or lead to an Alternative Transaction for the Company, (C) result in a material breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (E) amend the Company’s Organizational Documents, including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of the Company, or (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, the Company or (G) result in a change in the business of the Company or any change in the senior management or the Company’s board of directors (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

Parent hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of [Maywood Acquisition Corp.] (such consent not to be unreasonably withheld, conditioned, or delayed), Parent shall not modify or amend any contract between or among Parent or any Affiliate of Parent, on the one hand, and the Company or any of the Company’s subsidiaries, on the other hand (other than, in each case, as contemplated by the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

(c) Solely to the extent that Parent intentionally fails or refuses to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, Parent hereby irrevocably appoints, as its proxy and attorney-in-fact, SPAC and any person designated in writing by SPAC, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of the Company, and to execute and deliver any action by written consent of the shareholders of the Company in lieu of any such meeting with respect to, all of the Subject Securities that Parent is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Parent acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Company Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Parent agrees that the foregoing proxy and power of attorney shall, during the term of this Company Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by Parent with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of Parent hereunder shall be automatically revoked upon the Effective Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of Parent and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

Section 1.6 Further Assurances. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Parent hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Parent’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Parent shall not liquidate or dissolve.

Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Parent. Parent represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Company Support Agreement and the consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. This Company Support Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties to this Company Support Agreement, this Company Support Agreement constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Company Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Company Support Agreement has full power and authority to enter into this Company Support Agreement on behalf of Parent.

(b) Ownership. Parent is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Parent’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Company Support Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. The Subject Securities are the only equity securities in the Company owned of record or beneficially by Parent on the date of this Company Support Agreement, and none of the Subject Securities held by Parent are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Parent has full voting power with respect to the Subject Securities held by Parent. Other than the Subject Securities held by Parent, Parent does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for equity securities of the Company. The Subject Securities held by constitute all of the Subject Securities beneficially owned by Parent as of the date of this Company Support Agreement.

(c) No Conflicts. The execution and delivery of this Company Support Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Parent, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Parent or Parent’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Parent of its obligations under this Company Support Agreement or (iii) conflict with or violate any material Contract to which Parent is party or Law.

(d) Litigation. There are no Actions pending against Parent, or to the knowledge of Parent threatened against Parent, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Company Support Agreement.

(e) Acknowledgment. Parent understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Parent’s execution and delivery of this Company Support Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Company Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Company Support Agreement executed by Parent, SPAC and the Company. Upon such termination of this Company Support Agreement, all obligations of the parties under this Company Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Support Agreement prior to such termination. This Article III shall survive the termination of this Company Support Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS COMPANY SUPPORT AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Company Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by Parent or, prior to the Closing, SPAC or PubCo) or Parent (with respect to an Assignment by the Company or, after the Closing, SPAC or PubCo). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Company Support Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5 Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated by this Company Support Agreement are unique, recognizes and affirms that in the event of a breach of this Company Support Agreement by any party, money damages may be inadequate and the non-breaching parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Company Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Company Support Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Company Support Agreement, at law or in equity.

Section 3.6 Amendment and Modification. This Company Support Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, SPAC, PubCo and the Company.

Section 3.7 Waiver. Each of Parent, SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the party or parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 3.8 Severability. In case any provision in this Company Support Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 3.9 Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 3.9):

If to Parent:

Hegro Well PTE. Ltd.

c/o GOWell International LLC

5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attention: Kevin Colby

Email: kevin.colby@gowellpetro.com

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to the Company or PubCo or, following the Closing, SPAC:

GOWell International LLC
5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attn: Kevin Colby

Email: kevin.colby@gowellpetro.com

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to SPAC at or prior to the Closing:

Maywood Acquisition Corp.

167 Madison Avenue

Suite 205 #1017

New York, New York 10016

Attention: Michael Blitzer

Email: blitzer@kingstowncapital.com

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Joel Rubinstein and Jason Rocha

Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

Section 3.10 Counterparts. This Company Support Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Company Support Agreement.

Section 3.12 Reserved.

Section 3.13 Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.14 Consent to Disclosure. Parent hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of Parent’s identity and ownership of Subject Securities (or the PubCo Ordinary Shares to which they convert), the nature of Parent’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.15 Release; No Recourse. Effective as of the Closing, Parent hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliates and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis (with Parent being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.16 Entire Agreement. This Company Support Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Company Support Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, Parent, SPAC, PubCo and the Company have each caused this Company Support Agreement to be duly executed as of the date first written above.

PARENT:

Hegro Well PTE. Ltd.

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

PUBCO:

GOWell Energy Technology

By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

COMPANY:

GOWELL TECHNOLOGY LIMITED

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to Company Support Agreement]

SPAC:

Maywood Acquisition Corp.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Company Support Agreement]